UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

Eagle Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36306	20-8179278
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

50 Tice Boulevard, Suite 315 Woodcliff Lake, NJ	07677
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 326-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Eagle Pharmaceuticals, Inc. (Nasdaq: EGRX) is announcing that Teva Pharmaceuticals has commenced shipment of BENDEKA™, (bendamustine hydrochloride) injection, a liquid, low-volume (50 mL) and short-time 10-minute infusion formulation of bendamustine. BENDEKA is approved for the treatment of patients with chronic lymphocytic leukemia (CLL) and for the treatment of patients with indolent B-cell non-Hodgkin lymphoma (NHL) that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen. Efficacy in CLL relative to first-line therapies other than chlorambucil has not been established.

According to Paul Rittman, Senior Vice President and General Manager, Teva Oncology, “With the launch of BENDEKA, Teva furthers our commitment to providing treatment options for patients with these rare forms of cancer.  We believe BENDEKA represents an important benefit to both patients and healthcare providers, and are pleased it is now available.  Based on the product profile, we expect BENDEKA to replace TREANDA liquid.”

Under a February 2015 exclusive license agreement for BENDEKA, Teva is responsible for all U.S. commercial activities for the product including promotion and distribution.

The information furnished pursuant to Item 7.01 of this current report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended. As such, this information shall not be incorporated by reference into any of the Company’s reports or other filings made with the Securities and Exchange Commission. The furnishing of the information in this current report is not intended to, and does not, constitute a determination or admission by the Company that the information in this current report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Eagle Pharmaceuticals, Inc.
Dated: January 28, 2016
	By:	/s/ Scott Tarriff
Scott Tarriff
President and Chief Executive Officer